011 Putnam Tax Exempt Income Fund
3/31/08

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended March 31, 2008, Putnam Management has assumed $2,202 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		27,672
Class B		682
Class C		164

72DD2 (000s omitted)

Class M		107
Class Y		*

* Represents less than 1(000s omitted)


73A1 (000s omitted)

Class A		0.188501
Class B		0.163694
Class C		0.152648


73A2 (000s omitted)

Class M		0.176455
Class Y		0.099863

74U1 (000s omitted)

Class A		145,396
Class B		3,910
Class C		1,334

74U2 (000s omitted)

Class M		596
Class Y		18

74V1

Class A		8.45
Class B		8.46
Class C		8.46

74V2

Class M		8.48
Class Y		8.46

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.